Exhibit (a)(1)(i)

PROG Holdings, Inc.

Offer to Purchase for Cash

Up to $425,000,000 in Value of its Common Stock

At a Purchase Price Not Less Than $44.00 Per Share and Not More Than $50.00 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 3, 2021, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

PROG Holdings, Inc., a Georgia corporation (“PROG Holdings,” the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to $425,000,000 in value of shares of its issued and outstanding common stock, par value $0.50 per share (the “shares”), at a price not less than $44.00 per share and not more than $50.00 per share (the price as determined as provided herein, the “Purchase Price”), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (the “Schedule TO-I”) that we have filed with the U.S. Securities and Exchange Commission (the “Commission”) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). Applicable withholding taxes will be deducted from payments to tendering holders. The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on December 3, 2021 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or earlier terminated.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest Purchase Price (in increments of $0.50), which will be not less than $44.00 per share and not more than $50.00 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $425,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $425,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date.

Our shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “PRG.” On November 2, 2021, the last trading day prior to the announcement of the Company’s intention to commence the Company of the tender offer, the last reported sale price of the shares on the NYSE was $41.20 per share. The minimum purchase price of $44.00 per share could be below the closing price of our common stock on the Expiration Date. You are urged to obtain current market quotations for the shares. See Section 8.

As of November 1, 2021, we had 65,391,285 issued and outstanding shares (and 2,166,991 shares reserved for issuance upon exercise, vesting or issuance, as applicable, of stock options, restricted stock units (“RSUs”), restricted stock awards (“RSAs”), performance share units (“PSUs”) (assuming PSUs vest at the specified target performance threshold) and awards issuable under the PROG Holdings, Inc. Employee Stock Purchase Plan (as amended and restated, the “ESPP”)). Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $50.00, the maximum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 8,500,000 shares, which would represent approximately 13.0% of our issued and outstanding shares as of November 1, 2021 (which excludes shares that would result from the assumed exercise of stock options, the assumed vesting of RSUs, RSAs and PSUs and the assumed issuance of the remaining available shares under the ESPP (collectively, the “Potential Shares”)), or approximately 12.6% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $44.00, the minimum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 9,659,090 shares, which would represent approximately 14.8% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 14.3% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares).

We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the “odd lot” priority, proration and conditional tender provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s priority, proration and conditional tender provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer.

If shares having an aggregate purchase price of more than $425,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without amending or extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be made through Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. See Section 5.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING THE CONSUMMATION BY US OF A NEW DEBT FINANCING (THE “DEBT FINANCING”) PRIOR TO THE EXPIRATION DATE ON TERMS REASONABLY SATISFACTORY TO US AND RESULTING IN GROSS PROCEEDS TO US OF AT LEAST $400 MILLION (THE “FINANCING CONDITION”). SEE SECTION 7.

Neither the Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Tender Offer is:

J.P. Morgan Securities LLC

The Information Agent for the Tender Offer is:

Georgeson LLC

1290 Avenue of Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers

Call Toll Free: (800) 868-1390

The date of this Offer to Purchase is November 4, 2021

IMPORTANT

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the tender offer (the “Information Agent”) or to J.P. Morgan Securities LLC, the dealer manager for the tender offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

If you want to tender all or some of your shares, you must do one of the following before the tender offer expires (or the earlier deadline set forth below with respect to the PROG Holdings Employee Retirement Plan (the “Retirement Plan”)):

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you are an institution participating in The Depository Trust Company, referred to as “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•

if you hold certificates or book-entry shares in your own name, complete and sign a Letter of Transmittal according to the instructions provided for therein and deliver it as provided for therein, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal; or

•

if you hold shares within the Retirement Plan, you must follow the procedures described in the separate instructions that you will receive and accept the tender offer by 4:00 p.m., New York City time, on November 23, 2021.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT’S MESSAGE (AS DEFINED HEREIN).

THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH

CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PURCHASE PRICE OR PURCHASE PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR, LEGAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PURCHASE PRICE OR PURCHASE PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED HEREIN BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

v

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (PROG Holdings, Inc.) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

We are conducting an offer by means of a “modified Dutch auction.” This procedure allows you to select the price (in increments of $0.50) within a price range specified by us at which you are willing to sell your shares.

We are offering to purchase up to $425,000,000 in value of shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided herein) of not less than $44.00 per share and not more than $50.00 per share, without interest, for each share we purchase pursuant to the tender offer. Applicable withholding taxes will be deducted from payments to tendering holders. We will determine the Purchase Price as promptly as practicable, but likely not earlier than three to five business days, after the tender offer expires (so that we may determine the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn). We will select the lowest Purchase Price, which will not be less than $44.00 per share and not more than $50.00 per share, that will allow us to purchase up to $425,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $425,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $44.00 per share. You should understand, however, that this election may lower the Purchase Price paid for all purchased shares in the tender offer and could result in your shares being purchased at the minimum price of $44.00 per share, a price that could be below the closing price of our common stock on the Expiration Date.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, without interest, for each of your shares that we purchase pursuant to the tender offer. Applicable withholding taxes will be deducted from payments to tendering holders. We will pay the Purchase Price promptly after the expiration of the tender offer period, but do not expect to begin making such payments until at least three to five business days following the Expiration Date (so that we may determine the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn). See Section 5.

How many shares will the Company purchase?

Subject to the conditions of the tender offer being satisfied or waived, we will purchase a number of shares having an aggregate purchase price of $425,000,000, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $425,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

As of November 1, 2021, we had 65,391,285 issued and outstanding shares (and 2,166,991 shares reserved for issuance upon exercise, vesting or issuance, as applicable, of stock options, RSUs, RSAs and PSUs (assuming PSUs vest at the specified target performance threshold) and awards issuable under the ESPP). Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $50.00, the maximum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 8,500,000 shares, which would represent approximately 13.0% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 12.6% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $44.00, the minimum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 9,659,090 shares, which would represent approximately 14.8% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 14.3% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares).

In addition, if shares having an aggregate purchase price of more than $425,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without amending or extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions, including the Financing Condition. See Section 7.

How will the Company pay for the shares?

Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $429.5 million. We anticipate that we will fund the purchase of the shares tendered in the tender offer, and to pay related fees and expenses, with the proceeds of the Debt Financing, together with cash on hand and/or borrowings under the Company’s $350 million senior revolving credit facility (the “Revolving Facility”). The tender offer is subject to the consummation by us of the Debt Financing prior to the Expiration Date on terms reasonably satisfactory to us and resulting in gross proceeds to us of at least $400 million. On or prior to the consummation of the Debt Financing, we expect to enter into an amendment to the credit agreement governing the Revolving Facility (the “Revolving Facility Amendment”), which amendment will amend the credit agreement to permit certain expected terms of the Debt Financing. The consummation of the Debt Financing is conditioned upon the entry into the Revolving Facility Amendment. See Section 7 and Section 9.

How long do I have to tender my shares?

You may tender your shares until the Expiration Date (or earlier deadline set forth below with respect to shares held within the Retirement Plan). The Expiration Date is at 12:00 midnight, New York City time, at the end of the day on December 3, 2021, unless we extend or earlier terminate the tender offer. We may choose to extend the tender offer at any time and for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Date. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you hold shares in the Retirement Plan and you wish to tender such shares, you must follow the procedures described in the separate instructions that you will receive and accept the tender offer by 4:00 p.m., New York City time, on November 23, 2021.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Schedule TO-I relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

Our Board of Directors has determined that it is in the best interests of the Company to repurchase shares of its common stock at this time consistent with its current capital allocation strategy, which includes as one of its primary objectives returning capital to its shareholders. The tender offer is being launched as part of a newly authorized $1 billion share repurchase program, which replaces our prior $300 million program. In particular, our Board of Directors believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares (subject to any “odd lot” priority, proration, conditional tender and other terms of this Offer to Purchase), without potential additional volatility in the share price and the usual transaction cost inherent in open market purchases and sales. Conversely, the tender offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. See Section 2.

Are there any conditions to the tender offer?

Yes. Notwithstanding any other provision of the tender offer, our obligation to accept and pay for your tendered shares is subject to satisfaction of the Financing Condition and the General Conditions (as defined herein). The conditions to the tender offer are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission by us) giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our reasonable discretion on or before the Expiration Date. The tender offer is not conditioned upon any minimum number of shares being tendered. These conditions are described in greater detail in Section 7.

How do I tender my shares?

To tender your shares, prior to 12:00 midnight, New York City time, at the end of the day on December 3, 2021 (or the earlier deadline set forth below with respect to the Retirement Plan), or any later time and date to which the tender offer may be extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3;

•

if you hold certificates or book-entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

•

if you hold shares within the Retirement Plan, you must follow the procedures described in the separate instructions that you will receive and accept the tender offer by 4:00 p.m., New York City time, on November 23, 2021.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the price (in increments of $0.50) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $44.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $44.00 PER SHARE, A PRICE THAT COULD BE BELOW THE CLOSING PRICE OF OUR COMMON STOCK ON THE EXPIRATION DATE). If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” See Section 8 for recent market prices for shares of our common stock.

If I am a holder of vested stock options, how do I participate in the tender offer?

We are not offering, as part of the tender offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. If you are a holder of vested stock options, you may exercise your vested stock options and tender any shares issued upon such exercise. You must exercise your stock options in a timely manner prior to the Expiration Date in order to have time for such exercise to settle before the shares received upon exercise of the options may be tendered. An exercise of stock options cannot be revoked even if shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason. We urge each shareholder to consult with his or her financial advisor, tax advisor or legal advisor with respect to the advisability of exercising any vested stock options and tendering any shares issued upon such exercise.

If I am a holder of restricted stock, how do I participate in the Offer?

We are not offering, as part of the tender offer, to purchase any outstanding RSAs unless and until the restricted stock has vested and the restrictions on the shares have lapsed. Shares that you hold that are vested and no longer subject to any restrictions may be tendered in the tender offer, subject to the terms and conditions of the tender offer.

If I am a holder of RSUs or PSUs, how do I participate in the tender offer?

We are not offering, as part of the tender offer, to purchase any outstanding RSUs or PSUs, and tenders of RSUs or PSUs will not be accepted. Holders of RSUs and PSUs may not tender shares represented by such interests unless the awards are fully vested and settled in shares prior to the Expiration Date.

If I hold shares within the Retirement Plan, how do I participate in the tender offer?

If you hold shares within the Retirement Plan, you are entitled to participate in the tender offer. If you wish to tender such shares, you must follow the procedures described in the separate instructions that you will receive and accept the tender offer by 4:00 p.m., New York City time, on November 23, 2021.

How will the tender offer affect the number of our shares outstanding and the number of record holders?

As of November 1, 2021, we had 65,391,285 issued and outstanding shares (and 2,166,991 shares reserved for issuance upon exercise, vesting or issuance, as applicable, of stock options, RSUs, RSAs and PSUs (assuming PSUs vest at the specified target performance threshold) and awards issuable under the ESPP). Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $50.00, the maximum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 8,500,000 shares, which would represent approximately 13.0% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 12.6% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $44.00, the minimum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 9,659,090 shares, which would represent approximately 14.8% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 14.3% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares).

In addition, if shares having an aggregate purchase price of more than $425,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without amending or extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

Furthermore, if any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law and regulation or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer.

Following the tender offer, will the Company continue as a public company?

Yes. In addition, the tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the NYSE and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the tender offer.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 shares, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Date?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Date (or the earlier deadline with respect to shares held within the Retirement Plan), which will occur at 12:00 midnight, New York City time, at the end of the day on December 3, 2021, unless we extend or withdraw the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on January 4, 2022 (the 40th business day from the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.

If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $425,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $425,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:

•

first, from all shareholders of “odd lots” (persons who own fewer than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date;

•

second, on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional shares) from all other shareholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration of the tender offer, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•

third, if necessary to permit us to purchase shares having an aggregate purchase price of $425,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase any or all of the shares that you tender. See Section 1.

Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer.

Has the Company or its Board of Directors adopted a position on the tender offer?

While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you should tender your shares.

We cannot predict how our common stock will trade after expiration of the tender offer, and it is possible that our common stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor, legal advisor and/or broker.

Will the Company’s directors and executive officers tender shares in the tender offer?

The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. Assuming the completion of the tender offer, the relative ownership interest of our directors and executive officers in the Company will increase. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

Shareholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.

What is the accounting treatment of the tender offer?

The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the shares we purchase plus transaction fees and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

Promptly after the Expiration Date, we will pay the Purchase Price, without interest, for the shares we purchase. Applicable withholding taxes will be deducted from payments to tendering holders. We will announce the preliminary results of the tender offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Date. We expect that we will be able to announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer between three to five business days after the Expiration Date, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after determination of the final proration factor. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On November 2, 2021, the last trading day prior to the announcement of the Company’s intention to commence the tender offer, the closing price of the shares on the NYSE was $41.20 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4 of the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Date of the tender offer. Beginning on the eleventh business day after the Expiration Date of the tender offer, we may make stock repurchases from time to time. On November 3, 2021, we announced that our Board of Directors has authorized a new $1 billion share repurchase program, which replaces our prior $300 million program. Under the new authorization, purchases can be made from time to time using a variety of methods, which may include open market purchases, purchases effected through 10b5-1 trading plans, accelerated share repurchase programs or other transactions. The amount of any shares that are purchased, and the timing of any such purchases, under the new repurchase program will be determined based on market conditions and other factors, and the program may be suspended or discontinued at any time. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.

If you are a Non-U.S. Holder addressed in Section 13, if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the U.S., you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash may depend upon facts that are unique to each shareholder. See Section 13. Thus, if you are a Non-U.S. Holder, it would be prudent to expect that the Depositary or other applicable withholding agent generally will withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If such tax has been withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information.

We recommend that you consult your own tax advisor regarding the particular tax consequences to you of tendering shares for cash pursuant to the tender offer, including the applicability and effect of any U.S. federal, state or local tax laws or any non-U.S. tax laws. See Sections 3 and 13.

Will I have to pay stock transfer tax if I tender my shares?

Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.

To whom can I talk if I have questions?

The Information Agent can help answer your questions. The Information Agent for the tender offer is Georgeson LLC. Please call (800) 868-1390 Monday through Friday from 10:00 a.m. to 4:00 p.m., New York City time.

Georgeson LLC

1290 Avenue of Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers

Call Toll Free: (800) 868-1390

In addition, the Dealer Manager can help answer your questions, and may be contacted as follows:

J.P. Morgan Securities LLC

383 Madison Ave, 6th Floor

New York, NY 10179

U.S. Toll Free: (877) 371-5947

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “estimates,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Offer to Purchase and the documents incorporated by reference herein and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the execution, amount and timing of, and benefits expected from, the tender offer, the nature and amount of any other share repurchases under the $1 billion repurchase program and our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the Commission on February 26, 2021, and our subsequent filings with the Commission.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this Offer to Purchase and the documents incorporated by reference herein. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this Offer to Purchase and the documents incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that we make in this Offer to Purchase and the documents incorporated by reference herein speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

INTRODUCTION

To the Holders of Our Common Stock:

PROG Holdings, Inc., a Georgia corporation, hereby offers to purchase for cash up to $425,000,000 in value of shares of its issued and outstanding common stock, par value $0.50 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $44.00 per share and not more than $50.00 per share (the price as determined as provided herein, the “Purchase Price”), without interest. Applicable withholding taxes will be deducted from payments to tendering holders. Tendering shareholders may specify a price not less than $44.00 per share and not more than $50.00 per share (in increments of $0.50) at which they are willing to sell their shares pursuant to the tender offer.

The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on December 3, 2021 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or earlier terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open or terminate the tender offer.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest Purchase Price, not less than $44.00 per share and not more than $50.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $425,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $425,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the shareholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if shares with an aggregate purchase price of more than $425,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without amending or extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

If completed, the tender offer will provide shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential additional volatility in the share price and the usual transaction costs inherent in open market purchases and sales. The tender offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM

TENDERING YOUR SHARES OR AT WHAT PURCHASE PRICE OR PURCHASE PRICES YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PURCHASE PRICE OR PURCHASE PRICES YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, LEGAL ADVISOR AND/OR BROKER.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $425,000,000, subject to applicable law. See Section 14.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions, including the Financing Condition. See Section 7.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $425,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $425,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:

•

first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

•

second, on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional shares) from all other shareholders who properly tender shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•

third, if necessary to permit us to purchase shares having an aggregate purchase price of $425,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from shareholders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the shareholder’s shares be purchased if any of the shareholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, without interest, for all shares purchased. Applicable withholding taxes will be deducted from payments to tendering holders. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering shareholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal or an applicable IRS Form W-8 may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

Holders of stock options, RSUs, RSAs and PSUs may not tender shares represented by such interests unless they are fully vested and, if applicable, settled in shares prior to the Expiration Date. Exercises of stock options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason. See Sections 3 and 11 for more information.

We will pay the fees and expenses incurred in connection with the tender offer by Georgeson LLC, the Information Agent for the tender offer, Computershare Trust Company, N.A., the Depositary for the tender offer, and J.P. Morgan Securities LLC, the Dealer Manager for the tender offer. The Dealer Manager, the Information Agent and the Depositary will each also receive reasonable and customary compensation for their respective services. See Section 15.

As of November 1, 2021, we had 65,391,285 issued and outstanding shares (and 2,166,991 shares reserved for issuance upon exercise, vesting or issuance, as applicable, of stock options, RSUs, RSAs and PSUs (assuming PSUs vest at the specified target performance threshold) and awards issuable under the ESPP). Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $50.00, the maximum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 8,500,000 shares, which would represent approximately 13.0% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 12.6% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $44.00, the minimum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 9,659,090 shares, which would represent approximately 14.8% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 14.3% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares).

The shares are listed and traded on the NYSE. On November 2, 2021, the last trading day prior to the announcement by the Company of its intention to commence the tender offer, the last reported sale price of the shares on the NYSE was $41.20 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $425,000,000 in value of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a Purchase Price determined by us of not less than $44.00 per share and not more than $50.00 per share, without interest. Applicable withholding taxes will be deducted from payments to tendering holders. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. If shares having an aggregate purchase price of more than $425,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without amending or extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $425,000,000 are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed, shares tendered will be subject to proration as described below. Withdrawal rights of shareholders will expire on the Expiration Date (or the earlier deadline with respect to shares held within the Retirement Plan).

However, if we:

•

increase the maximum price to be paid above $50.00 per share or decrease the price to be paid below $44.00 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•

increase the aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•	decrease the aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined herein) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended such that it will remain open for at least ten business days after the date that such announcement of any such change is first published. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the instructions to the Letter of Transmittal, shareholders desiring to tender shares must specify the price (in increments of $0.50), not less than $44.00 per share and not more than $50.00 per share, at which they are willing to sell their shares to the Company. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $44.00 or as high as $50.00. If tendering shareholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such shareholder’s shares will be deemed to be tendered at the minimum price of $44.00 per share. Tendering shareholders who make this election should understand that this election may lower the Purchase Price and could result in such shareholder’s shares being purchased at the minimum price of $44.00 per share, a price that could be below the closing price of our common stock on the Expiration Date.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Priority of Purchases. If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $425,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $425,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined herein) who:

(1)	tender at or below the Purchase Price all shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•

second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•

third, if necessary to permit us to purchase shares having an aggregate purchase price of $425,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer. It is also possible that none of the shares conditionally tendered will be purchased.

Odd Lots. The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot priority, an odd lot holder must tender at or below the Purchase Price all shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such shareholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described below, proration for each shareholder tendering shares (other than odd lot holder and shares conditionally tendered) will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such shareholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all shareholders (other than odd lot holders and shares conditionally tendered). The preliminary results of any proration will be announced by press release promptly after the Expiration Date. We expect that we will be able to announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer between three to five business days after the Expiration Date, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

Conditional Tenders. A shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each shareholder to consult with his, her or its own financial, tax and legal advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering shareholder. See Section 6.

As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. Our Board of Directors has determined that it is in the best interests of the Company to repurchase shares of its common stock at this time consistent with its current capital allocation strategy, which includes as one of its primary objectives returning capital to its shareholders. The tender offer is being launched as part of a newly authorized $1 billion share repurchase program, which replaces our prior $300 million program. In particular, our Board of Directors believes the “modified Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares (subject to any “odd lot” priority, proration, conditional tender and other terms of this Offer to Purchase), without potential additional volatility in the share price and the usual transaction cost inherent in open market purchases and sales. Conversely, the tender offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results.

While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or at what price or prices you should tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company has been advised that its directors and executive officers will not tender any of their shares in the tender offer. See Section 11. You are urged to discuss these matters with your own tax advisor, financial advisor, legal advisor and/or broker.

Certain Effects of the Tender Offer. As of November 1, 2021, we had 65,391,285 issued and outstanding shares (and 2,166,991 shares reserved for issuance upon exercise, vesting or issuance, as applicable, of stock options, RSUs, RSAs and PSUs (assuming PSUs vest at the specified target performance threshold) and awards issuable under the ESPP). Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $50.00, the maximum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 8,500,000 shares, which would represent approximately 13.0% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 12.6% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $44.00, the minimum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 9,659,090 shares, which would represent approximately 14.8% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 14.3% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares).

Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower and more volatile stock prices and reduced liquidity in the trading of our shares following completion of the tender offer.

In addition, the tender offer will increase the proportional ownership of our executive officers and directors who are not participating in the tender offer and any other shareholders who do not participate or participate only in part in the tender offer.

Based on the published guidelines of the NYSE and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from the NYSE of the remaining shares. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law and regulation or the rules of the NYSE. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase additional shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the tender offer. Rule 13e-4 of the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Date of the tender offer. Beginning on the eleventh business day after the Expiration Date of the tender offer, we may make stock repurchases from time to time. On November 3, 2021, we announced that our Board of Directors has authorized a new $1 billion share repurchase program, which replaces our prior $300 million program. Under the new authorization, purchases can be made from time to time using a variety of methods, which may include open market purchases, purchases effected through 10b5-1 trading plans, accelerated share repurchase programs or other transactions. The amount of any shares that are purchased, and the timing of any such purchases, under the new repurchase program will be determined based on market conditions and other factors, and the program may be suspended or discontinued at any time. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the tender offer.

Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our indebtedness or our capitalization;

•

any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our share repurchase program or issuances or grants of, or purchases pursuant to, options and other equity awards granted to directors, officers and employees (including employees of companies we may acquire); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

•

the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined herein) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case by the end of the day on the Expiration Date (or the earlier deadline with respect to shares held within in the Retirement Plan) by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each shareholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Shareholder” in the Letter of Transmittal the price (in increments of $0.50) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer.

If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $44.00 per share. Tendering shareholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $44.00 per share, a price that could be below the closing price of our common stock on the Expiration Date.

A shareholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such shareholder is tendering shares. In no event may a shareholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the end of the day on the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or any of the Dealer Manager or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with the Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions.” If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day on the Expiration Date; and

•

a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two business days after the Expiration Date.

The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Stock Options. We are not offering, as part of the tender offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. If you are a holder of vested stock options, you may exercise your vested stock options and tender any shares issued upon such exercise. You must exercise your stock options in a timely manner prior to the Expiration Date in order to have time for such exercise to settle before the shares received upon exercise of the options may be tendered. An exercise of stock options cannot be revoked even if shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason.

Restricted Stock Awards. We are not offering, as part of the tender offer, to purchase any outstanding RSAs unless and until the restricted stock has vested and the restrictions on the shares have lapsed. Shares that you hold that are vested and no longer subject to any restrictions may be tendered in the tender offer, subject to the terms and conditions of the tender offer.

Restricted Stock Units and Performance Stock Units. We are not offering, as part of the tender offer, to purchase any outstanding RSUs or PSUs, and tenders of RSUs or PSUs will not be accepted. Holders of RSUs and PSUs may not tender shares represented by such interests unless they are fully vested and settled in shares prior to the Expiration Date.

Procedures for Participants in the Retirement Plan. To tender shares you hold shares within the Retirement Plan, you must follow the procedures described in the separate instructions that you will receive and accept the tender offer by 4:00 p.m., New York City time, on November 23, 2021.

U.S. Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”), in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”) or IRS Form W- 8ECI (“Form W-8ECI”), in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Form W-9 is included with the Letter of Transmittal and Form W-8BEN, Form W-8BEN-E, Form W-8IMY and Form W-8ECI can be obtained from the IRS website (www.irs.gov). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS.

Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding for Non-U.S. Holders. As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer may depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that a withholding agent generally will withhold U.S. federal withholding tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8BEN or W-8BEN-E (with respect to income tax treaty benefits) or IRS Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets one of the “Section 302 Tests” of the Code described in Section 13 or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. In addition, as described in Section 13, “FATCA” withholding may apply to amounts paid to a Non-U.S. Holder pursuant to the tender offer unless specified requirements are met.

Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance, with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s representation and warranty to us that: (1) the shareholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the shareholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares), subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be cancelled, an equal number of shares will be issued in book-entry to the tendering shareholder in the Direct Registration System and a transaction advice will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Shareholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact Computershare Trust Company, N.A., as Transfer Agent for our shares, at 1-877-373-6374. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER OR INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date (or such earlier deadline with respect to shares held within the Retirement Plan). Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, at the end of the day on January 4, 2022, the 40th business day from the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer.

However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any shareholder, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate purchase price of up to $425,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. IN ADDITION, IF CERTAIN CONDITIONS ARE NOT SATISFIED OR WAIVED BY US, WE WILL NOT BE OBLIGED TO PURCHASE SHARES PURSUANT TO THE TENDER OFFER. SEE SECTION 7.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release on the business day following the Expiration Date. See Section 1. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be cancelled, an equal number of shares will be issued in book-entry to the tendering shareholders in the Direct Registration System and a transaction advice will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be the responsibility of the tendering shareholder. See the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER AN IRS FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A RATE OF 30% (OR SUCH LOWER RATE AS MAY BE SPECIFIED BY AN APPLICABLE INCOME TAX TREATY) ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.

6.	Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each shareholder to consult with his, her or its own financial, tax and legal advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering shareholder.

After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $425,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $425,000,000, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

We note that if shares having an aggregate purchase price of more than $425,000,000 are tendered in the tender offer and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without amending or extending the tender offer.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Date (i) the Financing Condition shall not have been satisfied and/or (ii) any of the following events (the “General Conditions”) shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances (other than any action or omission by us) giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1)

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

(2)

there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) makes the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

(3)

there shall have occurred on or after November 3, 2021, the last trading day prior to the commencement of the tender offer, (i) (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, or (D) any change in the general political, public health (including with respect to the impact of the COVID-19 pandemic), market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (ii) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4)

there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NYSE Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 3, 2021;

(5)

there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

(6)	any necessary regulatory approvals or non-objections shall not have been obtained or shall not remain in full force and effect;

(7)

a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since November 3, 2021, other than in the ordinary course of business (in each case other than the tender offer);

(8)	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;

(9)

the consummation of the tender offer and the purchase of shares would cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NYSE or otherwise cause the shares to be subject to deregistration under the Exchange Act;

(10)

a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before November 3, 2021);

(11)

a person or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 3, 2021, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or

(12)

a person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our reasonable discretion on or before the Expiration Date (provided that the tender offer will remain open for at least five business days after the Financing Condition is satisfied or waived by us). Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14. Any determination or judgment by us concerning the events described above will be final and binding, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

8.	Price Range of Shares; Dividends.

The shares are listed and traded on the NYSE under the trading symbol “PRG.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NYSE.

	Market Price		Dividends declared per share
	High	Low
2019
First Quarter	$47.50	$34.93	$0.035
Second Quarter	$53.11	$43.90	$0.035
Third Quarter	$58.00	$50.47	$0.035
Fourth Quarter	$66.66	$46.93	$0.040	(1)
2020
First Quarter	$54.34	$11.02	$0.040
Second Quarter	$42.45	$15.56	$0.040
Third Quarter	$51.45	$35.30	$0.040
Fourth Quarter(2)	$60.11	$43.59	$0.045
2021
First Quarter	60.50	42.52	N/A
N/A/Second Quarter	56.73	42.30	N/A
Third Quarter	48.97	41.27	N/A
Fourth Quarter (through November 2, 2021)	47.36	39.34	N/A

(1)	Dividend paid in January 2020.
(2)

On November 30, 2020, the Company completed the separation of its Aaron’s Business segment from its Progressive Leasing and Vive (as defined herein) segments. The separation was effected through a tax-free distribution of all outstanding shares of common stock of The Aaron’s Company, Inc. to the Company’s shareholders of record as of the close of business on November 27, 2020 (referred to herein as the “separation and distribution transaction”).

Prior to the separation and distribution transaction, we historically paid quarterly dividends. Following the separation and distribution transaction, we have disclosed that we do not anticipate paying any dividends on our common stock for the foreseeable future. Any declaration and payment of future dividends to holders of our common stock may be limited by the provisions of Georgia law, among other considerations, and will be at the sole discretion of our Board of Directors.

On November 2, 2021, the last trading day prior to the announcement of the Company’s intention to commence the tender offer, the last reported sale price of the shares on the NYSE was $41.20 per share. We urge shareholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

9.	Source and Amount of Funds.

Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $429.5 million. We anticipate that we will fund the purchase of the shares tendered in the tender offer, and to pay related fees and expenses, with the proceeds of the Debt Financing, together with cash on hand and/or borrowings under the Revolving Facility. The tender offer is subject to the consummation by us of the Debt Financing prior to the Expiration Date on terms reasonably satisfactory to us and resulting in gross proceeds to us of at least $400 million. On or prior to the consummation of the Debt Financing, we expect to enter into the Revolving Facility Amendment, which amendment will amend the credit agreement to permit certain expected terms of the Debt Financing. The consummation of the Debt Financing is conditioned upon the entry into the Revolving Facility Amendment. See Section 7.

Revolving Facility. On November 24, 2020, the Company entered into a credit agreement with a consortium of lenders providing for the Revolving Facility, under which revolving borrowings became available at the completion of the separation and distribution transaction, and under which all borrowings and commitments will mature or terminate on November 24, 2025.

The Company is a guarantor of the Revolving Facility with Progressive Finance Holdings, LLC, a wholly-owned subsidiary of the Company, as borrower. The Revolving Facility includes (i) a $20 million sublimit for the issuance of letters of credit on customary terms, and (ii) a $25 million sublimit for swingline loans on customary terms. We will have the right from time to time to request to increase the size of the Revolving Facility or add certain incremental revolving or term loan facilities (the “Incremental Facilities”) in minimum amounts to be agreed upon. The aggregate principal amount of all such Incremental Facilities may not exceed $300 million. Borrowings under the Revolving Facility bear interest at a rate per annum equal to, at our option, (i) the LIBO rate plus a margin within the range of 1.5% to 2.5% for revolving loans, based on total leverage, or (ii) the base rate plus the applicable margin, which will be 1.00% lower than the applicable margin for LIBO rate loans. The interest rate of the Revolving Facility at September 30, 2021 was 1.625%.

The Company pays a commitment fee on unused balances, which ranges from 0.20% to 0.35% as determined by the Company’s ratio of total net debt to EBITDA. The Company had $50.0 million of outstanding borrowings and $300.0 million total available credit under the Revolving Facility as of September 30, 2021.

The Revolving Facility contains financial covenants, which include requirements that the Company maintain ratios of (i) total net debt to EBITDA of no more than 2.50:1.00 and (ii) consolidated interest coverage of no less than 3.00:1.00 (in each case, as defined the credit agreement governing the Revolving Facility). Under the Revolving Facility, the Company may pay cash dividends in any year so long as, after giving pro forma effect to the dividend payment, the Company maintains compliance with its financial covenants and no event of default has occurred or would result from the payment. The credit agreement governing the Revolving Facility also contains other customary affirmative and negative covenants. At September 30, 2021, the Company was in compliance with all covenants under the Revolving Facility.

The foregoing description is a summary of the material terms of the credit agreement governing the Revolving Facility, a copy of which has been filed as an exhibit to the Schedule TO-I to which this Offer to Purchase is an exhibit.

10.	Certain Information Concerning Us.

General. The Company is a financial technology holding company with two operating and reportable segments: (i) Progressive Leasing, a leading provider of in-store, e-commerce and app-based lease-to-own solutions; and (ii) Vive Financial (“Vive”), which offers omnichannel second-look revolving credit products.

Our Progressive Leasing segment provides consumers with lease-purchase solutions through its point-of-sale partner locations and e-commerce website partners in the United States (collectively, “POS partners”). It does so by purchasing merchandise from the POS partners desired by customers and, in turn, leasing that merchandise to the customers through a cancellable lease-to-own transaction. Progressive Leasing has no stores of its own, but rather offers lease-purchase solutions to the customers of traditional and e-commerce retailers.

Our Vive segment primarily serves customers that may not qualify for traditional prime lending offers who desire to purchase goods and services from participating merchants. Vive offers customized programs, with services that include revolving loans through private label and Vive-branded credit cards. Vive’s current network of POS partner locations and e-commerce websites includes furniture, mattresses, home exercise equipment, and home improvement retailers, as well as medical and dental service providers.

On June 25, 2021, the Company completed the acquisition of Four Technologies, Inc. (“Four”), an innovative Buy Now, Pay Later company that allows shoppers to pay for merchandise through four interest-free installments. Four’s proprietary platform capabilities and its base of customers and retailers expand the Company’s ecosystem of financial technology offerings by introducing a payment solution that further diversifies the Company’s consumer fintech offerings. Shoppers use Four to purchase furniture, clothing, electronics, health and beauty, footwear, jewelry and other consumer goods from retailers across the U.S.

The principal executive office of the Company is located at 256 W. Data Drive, Draper, Utah 84020, and its telephone number is (385) 351-1369. The Company’s website address is www.progholdings.com. This website address is not intended to be an active link and information on the Company’s website is not incorporated in, and should not be construed to be part of, this Offer to Purchase.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO-I, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. We incorporate by reference into this Offer to Purchase the documents listed below and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02 or 7.01 on Form 8-K (and related exhibits) or other information furnished to the Commission which is not deemed filed and not incorporated in this Offer to Purchase, until the termination of this tender offer. Such future filings will automatically update and supersede the previously filed information. The following documents contain important information about us and we incorporate them by reference:

Commission Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2020	February 26, 2021

Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020	April 29, 2021

Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021	April 29, 2021, July 29, 2021 and November 3, 2021

Current Reports on Form 8-K	May 11, 2021, June 28, 2021, September 10, 2021 and November 4, 2021

These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You can also obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at 256 W. Data Drive, Draper, Utah 84020; Telephone: (385) 351-1369. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of November 1, 2021, we had 65,391,285 issued and outstanding shares (and 2,166,991 shares reserved for issuance upon exercise, vesting or issuance, as applicable, of stock options, RSUs, RSAs and PSUs (assuming PSUs vest at the specified target performance threshold) and awards issuable under the ESPP). Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $50.00, the maximum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 8,500,000 shares, which would represent approximately 13.0% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 12.6% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at a Purchase Price of $44.00, the minimum Purchase Price pursuant to the tender offer, the completion of the tender offer would result in the repurchase by the Company of 9,659,090 shares, which would represent approximately 14.8% of our issued and outstanding shares as of November 1, 2021 (which excludes Potential Shares), or approximately 14.3% of our outstanding shares on a fully diluted basis as of November 1, 2021 (which includes Potential Shares).

Our directors and executive officers as a group beneficially owned an aggregate of 864,688 shares of our common stock, representing approximately 1.3% of our issued and outstanding shares as of November 1, 2021. Our directors and executive officers have informed us that they do not intend to participate in the tender offer. To our knowledge, none of our affiliates intends to tender any shares in the tender offer; however, there can be no assurance that such intent will not change prior to the expiration of the tender offer.

Beneficial Ownership of Directors and Executive Officers.

The following table shows, as of November 1, 2021, information regarding the beneficial ownership of shares by (i) each executive officer, (ii) each director and (iii) all current directors and executive officers as a group. Beneficial ownership is determined under rules issued by the Commission. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of November 1, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Assuming we purchase 9,659,090 shares (the amount at an assumed Purchase Price of $44.00 per share) and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 1.6% of our outstanding shares. The percentages outstanding are based on 65,391,285 shares of common stock outstanding as of November 1, 2021. The address of each of the persons listed below is c/o PROG Holdings, Inc., 256 W. Data Drive, Draper, Utah 84020.

Name	Number of Shares Beneficially Owned		Percent of Class
Directors
Kathy T. Betty	40,698		*
Douglas C. Curling	19,180		*
Cynthia N. Day	21,568		*
Curtis L. Doman	216,837	(1)	*
Ray Martinez	—		—
Steven A. Michaels	267,180	(2)	*
Caroline Sheu	—		—
James P. Smith	272		*
Ray M. Robinson	24,793		*

Name	Number of Shares Beneficially Owned		Percent of Class
Executive Officers that are not Directors
Marvin Fentress	142,090	(3)	*
Debra Fiori	11,145	(4)	*
Brian Garner	23,100	(5)	*
Mike Giordano	1,720	(6)	*
Ben Hawksworth	36,818	(7)	*
Ryan Ray	34,688	(8)	*
Matt Sewell	3,303	(9)	*
Trevor Thatcher	21,296	(10)	*

Current Directors and Executive Officers as a Group (17 Persons)	864,688		1.3%

*	Represents beneficial ownership of less than 1 percent.
(1)

Amounts represent (i) 128,331 shares of common stock held by Mr. Doman, (ii) 22,000 shares of common stock held by an LLC controlled by Mr. Doman, (iii) 48,653 shares of common stock issuable upon the exercise of options that are currently exercisable and (iv) 17,853 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(2)

Amounts represent (i) 66,649 shares of common stock held by Mr. Michaels, (ii) 164,100 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 36,431 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(3)

Amounts represent (i) 50,313 shares of common stock held by Mr. Fentress, (ii) 82,672 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 9,105 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(4)	Amount represents restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.
(5)

Amounts represent (i) 6,938 shares of common stock held by Mr. Garner, (ii) 9,509 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 6,653 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(6)

Amounts represent (i)100 shares of common stock held by Mr. Giordano and (ii) 1,620 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(7)

Amounts represent (i) 29,613 shares of common stock held by Mr. Hawksworth and (ii) 7,205 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(8)

Amounts represent (i) 6,496 shares of common stock held by Mr. Ray, (ii) 21,434 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 6,738 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(9)

Amounts represent (i) 1,497 shares of common stock held by Mr. Sewell and (ii) 1,806 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(10)

Amounts represent (i) 2,662 shares of common stock held by Mr. Thatcher, (ii) 15,015 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 3,619 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

Recent Securities Transactions.

Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except that Ray Martinez and Caroline Sheu, each non-employee directors, received grants of 2,700 RSUs in connection with their appointment to the Board of Directors on September 9, 2021.

Arrangements Concerning the Securities.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

2015 Equity and Incentive Plan. Our 2015 Equity and Incentive Plan (the “Equity Plan”) authorizes us to grant non-qualified stock options, incentive stock options, stock appreciation rights, RSAs, RSUs, performance shares, PSUs, annual incentive awards and other stock-based awards to employees, officers, directors and other eligible participants. The Equity Plan is administered by the Compensation Committee of our Board of Directors (the “Committee”), which is authorized to, among other things, select the persons who receive awards under the Equity Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the Equity Plan. As of November 1, 2021, 2,110,633 shares of common stock were subject to outstanding awards under the Equity Plan and 2,549,816 shares of common stock were reserved for future issuance under the Equity Plan. The foregoing description is qualified in its entirety by reference to the text of the Equity Plan, a copy of which has been filed as an exhibit to the Schedule TO-I to which this Offer to Purchase is an exhibit.

Employee Stock Purchase Plan. We maintain the ESPP to allow eligible employees to purchase common stock of the Company during six-month offering periods at the lower of: (i) 85% of the closing trading price per share of the common stock on the first trading date of an offering period in which a participant is enrolled; or (ii) 85% of the closing trading price per share of the common stock on the last day of an offering period. Employees participating in the ESPP can contribute up to an amount not exceeding 10% of their base salary and wages up to an annual maximum of $25,000 in total fair market value of the common stock. As of November 1, 2021, 56,358 shares of common stock remained for issuance under the ESPP. The foregoing description is qualified in its entirety by reference to the text of the ESPP, a copy of which has been filed as an exhibit to the Schedule TO-I to which this Offer to Purchase is an exhibit.

PROG Holdings Employee Retirement Plan. The Retirement Plan is a defined contribution plans that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), covering substantially all of our employees, including our executive officers. Participants in the Retirement Plan may select the investments in which their account balances are invested, and participants are entitled to invest a portion of their account balances our shares.

Non-employee Director Compensation. As part of their compensation, our non-employee directors receive an annual award of RSUs having a value of $125,000, which generally vests one year following the grant date, which grant date is generally the date of the annual meeting of shareholders.

Stock Ownership Guidelines for Senior Executives. The Committee has adopted stock ownership guidelines to further align the interests of senior executives with our shareholders.

Feature	Provision
Required levels	5x base salary: Chief Executive Officer 3x base salary: • President • Chief Innovation Officer • Chief Financial Officer 2x base salary • General Counsel

Shares counted toward guidelines	Stock owned outright Shares held in retirement accounts Unvested time-based RSUs and RSAs Earned but unvested performance shares “In the money” value of vested but unexercised stock options

Stock Ownership Guidelines for Directors. Under our stock ownership guidelines, each director is expected to own or acquire shares of our common stock and common stock equivalents (including RSAs and RSUs) having a value of at least $400,000 prior to the later of January 31, 2020 or four years from when the director first joined our Board of Directors.

Share Repurchase Authorization. On November 3, 2021, we announced that our Board of Directors has authorized a new $1 billion share repurchase program, which replaces our prior $300 million program. Under the new authorization, purchases can be made from time to time using a variety of methods, which may include open market purchases, purchases effected through 10b5-1 trading plans, accelerated share repurchase programs or other transactions. The amount of any shares that are purchased, and the timing of any such purchases, under the new repurchase program will be determined based on market conditions and other factors, and the program may be suspended or discontinued at any time. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the tender offer.

12.	Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 7.

13.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. This summary is based upon the Code, the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion. No IRS ruling has been or will be sought regarding any matter discussed herein, and there can be no assurance that the IRS will agree with the statements made in this discussion.

This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of tax accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass- through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) more than 5% of the Company’s common stock). This discussion does not address the effect of any state, local or non-U.S. tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code or the alternative minimum tax.

Beneficial owners should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares, the U.S. federal income tax treatment of a person that is treated as a partner in such entity or arrangement generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares and any partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.

Certain U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.

The sale of shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular facts and circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a “sale or exchange” for U.S. federal income tax purposes, rather than as a distribution with respect to such shares held by the tendering U.S. Holder, if the sale: (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the U.S. Holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (collectively, the “Section 302 Tests”).

In applying each of the Section 302 Tests, a U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder under Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares that are actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an interest, as well as shares that the U.S. Holder has a right to acquire by exercise of an option or warrant or by conversion or exchange of a security. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 Tests are satisfied. U.S. Holders should also be aware that their ability to satisfy any of the Section 302 Tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.

The sale of shares pursuant to the tender offer generally will result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders intending to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors concerning the mechanics and desirability of such a waiver.

The sale of shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale.

Even if a sale of shares by a U.S. Holder pursuant to the tender offer fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the tender offer constitutes a “meaningful reduction.” The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a shareholder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction.

U.S. Holders should consult their tax advisors to determine the application of the Section 302 Tests in light of their particular circumstances.

If any of the Section 302 Tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. Long-term capital gain recognized by a non-corporate U.S. Holder is currently subject to U.S. federal income tax at a reduced rate. The ability to deduct capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the tender offer.

If none of the Section 302 Tests is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s remaining shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current and accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will first constitute a non-taxable return of capital to the extent of (and in reduction of) the U.S. Holder’s tax basis in the relevant shares (but not below zero), and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If any amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after any adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. If a tendering U.S. Holder does not actually retain any shares, the basis may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder, or the basis may be lost. A dividend received by a non-corporate U.S. Holder may be treated as “qualified dividend income” that is subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

The determination of whether a corporation has current or accumulated earnings or profits is complex, and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend may be unclear.

Certain U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders.

If a sale by a Non-U.S. Holder of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 Tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met, or (iii) at any time during the shorter of the 5-year period ending on the date the shares are sold or the period that the Non-U.S. Holder held the shares, we have been classified as a United States real property holding corporation for U.S. federal income tax purposes and, if our common stock is treated as regularly traded on an established securities market, the Non-U.S. Holder owns or is treated as owning more than 5% of our common stock at any time within such period. If the gain is described in clause (i) above, the gain generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. The Company does not believe that it is, or has been at any time during the relevant period described in clause (iii) above, a United States real property holding corporation.

If the repurchase of shares pursuant to the tender offer from a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Certain U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).

As discussed in Section 3 above, in order to claim a reduction in the rate of, or an exemption from, the 30% U.S. withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8BEN or W-8BEN-E (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption.

Because the satisfaction of the Section 302 Tests described above is dependent on matters of fact that are unique to each Non-U.S. Holder, the withholding agents generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed IRS Form W-8ECI, W-8BEN or W-8BEN-E reflecting that no or reduced withholding is required. See Section 3 for additional information. If tax has been withheld on amounts paid to a Non-U.S. Holder pursuant to the tender offer, as described above, but the receipt of cash for such Non-U.S. Holder’s tendered shares is in fact properly treated as consideration received in a sale or exchange, then such Non-U.S. Holder may apply for a refund of such withheld amount. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting and Backup Withholding.

Payments of proceeds pursuant to the tender offer may be subject to information reporting and, as described in Section 3 above, possibly U.S. federal backup withholding (currently at a rate of 24%). Payments of gross proceeds to a U.S. Holder generally will be subject to information reporting. Such payments may also be subject to backup withholding unless the holder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Certain U.S. Holders (including, among others, corporations) are not subject to these information reporting and backup withholding tax rules. Backup withholding generally will not apply to payments of gross proceeds in the tender offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS. See Section 3 for additional information.

FATCA

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold shares as beneficial owners or intermediaries, unless specified requirements are met or an exemption applies. Because, as discussed above, the withholding agents will likely treat all amounts paid to Non-U.S. Holders pursuant to the tender offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any withholding tax otherwise imposed on dividend distributions, as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their sale of shares pursuant to the tender offer.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all the potential tax consequences of the disposition of shares in the tender offer, nor is it legal or tax advice. Each holder of shares should consult their own tax advisor to determine its particular tax consequences of selling shares in the tender offer including any tax return reporting requirements and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the conditions set forth in Section 7 shall have been satisfied or waived by us, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares if any of the conditions specified in Section 7 hereof shall not have been satisfied by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the conditions set forth in Section 7 shall have been satisfied or waived by us, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rules 13e- 4(d)(2), 13e4(e)(3) and 13e4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition (including the Financing Condition), we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $50.00 per share or decrease the price to be paid per share below $44.00 or otherwise change the price range to be paid for shares or increase or decrease the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses; Information Agent; Dealer Manager; Depositary.

We have retained J.P. Morgan Securities LLC to act as Dealer Manager, Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Dealer Manager and Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager or Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if shareholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager and its affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to the holders of shares in such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the Commission the Schedule TO-I, which contains additional information with respect to the tender offer. The Schedule TO-I, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

PROG Holdings, Inc.

November 4, 2021

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

Computershare Trust Company, N.A.

150 Royall Street, Suite V

Canton, MA 02021

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Dealer Manager for the Tender Offer is:

J.P. Morgan Securities LLC

383 Madison Ave, 6th Floor

New York, NY 10179

U.S. Toll Free: (877) 371-5947

The Information Agent for the Tender Offer is:

Georgeson LLC

1290 Avenue of Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers

Call Toll Free: (800) 868-1390